Exhibit 21

Subsidiaries of Registrant

1.	KT Services, Inc.
100% owned subsidiary
Incorporated in the State of Washington

2.	Key Tronic Juarez, SA de CV
100% owned subsidiary
Incorporated in Mexico

3.	Key Tronic China LTD
100% owned subsidiary
Incorporated in the State of Washington

4.	Key Tronic Computer Peripherals (Shanghai) Co. LTD
100% owned subsidiary
Incorporated in Republic of China

5.	CDR Manufacturing, Inc.
100% owned subsidiary
Incorporated in the State of Kentucky